PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-222672 and 333-222672-01 Dated December 3, 2019

JPMorgan Chase Financial Company LLC Step Down Trigger Autocallable Notes

$5,750,000 Linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index due December 6, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Step Down Trigger Autocallable Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). If each Underlying closes at or above (i) its Initial Value on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) or (ii) its Downside Threshold on the Final Valuation Date, JPMorgan Financial will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, and, therefore, any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”) from its Initial Value to its Final Value. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying. Generally, a higher Call Return Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features

t     Call Return: JPMorgan Financial will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if (i) the closing level of each Underlying on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing level of each Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will be exposed to any depreciation of the Underlyings at maturity.

t     Contingent Downside Exposure: If by maturity the Notes have not been called and, therefore, any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Least Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date	December 3, 2019
Original Issue Date (Settlement Date)[1]	December 6, 2019
Observation Dates[2]	Quarterly, beginning December 7, 2020 (see page 4)
Final Valuation Date[2]	December 3, 2024
Maturity Date[2]	December 6, 2024
[1]	See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Call Return Rate	Initial Value	Downside Threshold*	CUSIP	ISIN
Russell 2000® Index (Bloomberg Ticker: RTY)	9.00% per annum	1,602.630	1,121.841, which is 70% of the Initial Value	48132J819	US48132J8190
S&P 500® Index (Bloomberg Ticker: SPX)		3,093.20	2,165.24, which is 70% of the Initial Value
EURO STOXX 50® Index (Bloomberg Ticker: SX5E)		3,610.99	2,527.69, which is 70% of the Initial Value

* Rounded to three decimal places for the Russell 2000® Index and two decimal places for the S&P 500® Index and the EURO STOXX 50® Index

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 5, 2018, product supplement no. UBS-1-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index	$5,750,000	$10	$129,375	$0.225	$5,620,625	$9.775
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.225 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.468 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004522/dp87529_424b2-ubs1i.pdf
t	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index is an “Index.”

 Investor Suitability

The Notes may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

t     You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.

t     You believe each Underlying will close at or above (i) its Initial Value on any Observation Date (other than the Final Valuation Date) or (ii) its Downside Threshold on the Final Valuation Date.

t     You understand and accept that you will not participate in any appreciation of any Underlying and that your potential return is limited to the applicable Call Return.

t     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t     You are willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

t     You do not seek current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t     You are able and willing to invest in Notes that may be called early (after an initial one-year non-call period) and you are otherwise able and willing to hold the Notes to maturity.

t     You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

t     You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.

t     You require an investment designed to provide a full return of principal at maturity.

t     You believe that any Underlying will decline during the term of the Notes and is likely to close below (i) its Initial Value on any Observation Date (other than the Final Valuation Date) and (ii) its Downside Threshold on the Final Valuation Date, exposing you to the full negative Least Performing Underlying Return at maturity.

t     You seek an investment that participates in the full appreciation of either or both of the Underlyings or that has unlimited return potential.

t     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t     You are not willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

t     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t     You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlyings.

t     You are unable or unwilling to invest in Notes that may be called early (after an initial one-year non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlyings.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The Russell 2000® Index,” “The S&P 500® Index” and “The EURO STOXX 50® Index” below.

Final Terms
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price	$10.00 per Note
Underlyings	Russell 2000® Index S&P 500® Index EURO STOXX 50® Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	5 years, unless called earlier
Call Feature

The Notes will be automatically called if (i) the closing level of each Underlying on any Observation Date(other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing level of each Underlying on the Final Valuation Date is equal to or greater than its Downside Threshold.

If the Notes are automatically called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.

Observation Dates[1]	As specified under the “Observation Date” column of the table under “Call Price” below
Call Settlement Dates[1]	As specified under the “Call Settlement Date” column of the table under “Call Price” below
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 9.00% per annum.
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return. The table below reflects the Call Return Rate of 9.00% per annum.
Observation Date[1]	Call Settlement Dates[1]	Call Return	Call Price (per $10)
December 7, 2020	December 9, 2020	9.00%	$10.900
March 3, 2021	March 5, 2021	11.25%	$11.125
June 3, 2021	June 7, 2021	13.50%	$11.350
September 3, 2021	September 8, 2021	15.75%	$11.575
December 3, 2021	December 7, 2021	18.00%	$11.800
March 3, 2022	March 7, 2022	20.25%	$12.025
June 3, 2022	June 7, 2022	22.50%	$12.250
September 6, 2022	September 8, 2022	24.75%	$12.475
December 5, 2022	December 7, 2022	27.00%	$12.700
March 3, 2023	March 7, 2023	29.25%	$12.925
June 5, 2023	June 7, 2023	31.50%	$13.150
September 5, 2023	September 7, 2023	33.75%	$13.375
December 4, 2023	December 6, 2023	36.00%	$13.600
March 4, 2024	March 6, 2024	38.25%	$13.825
June 3, 2024	June 5, 2024	40.50%	$14.050
September 3, 2024	September 5, 2024	42.75%	$14.275
December 3, 2024 (Final Valuation Date)	December 6, 2024 (Maturity Date)	45.00%	$14.500
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and, therefore, the Final Value of any Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Least Performing Underlying Return)

Accordingly, you will incur a loss proportionate to the negative Least Performing Underlying Return and will lose some or all of your investment.

Underlying Return	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing level of that Underlying on the Trade Date
Final Value	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Downside Threshold[2]	With respect to each underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
[1]	See footnote 2 under “Key Dates” on the front cover
[2]	Rounded to three decimal places for the Russell 2000® Index and two decimal places for the S&P 500® Index and the EURO STOXX 50® Index

Investment Timeline

Trade Date	The Initial Value and the Downside Threshold of each Underlying are determined and the Call Return Rate is finalized.

Observation Dates (after an initial one-year non-call period)

The Notes will be automatically called if (i) the closing level of each Underlying on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing level of each Underlying on the Final Valuation Date is equal to or greater than its Downside Threshold.

If the Notes are automatically called, JPMorgan Financial will pay the Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes have not been automatically called and, therefore, the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Least Performing Underlying; equal to a return of:

$10 × (1 + Least Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF ANY OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a Note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not automatically called and, therefore, the closing level of any Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Least Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to any Underlying at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	Limited Return on the Notes — Your potential gain on the Notes will be limited to the applicable Call Return, regardless of the appreciation of any Underlying, which may be significant. Because the Call Return increases the longer the Notes have been outstanding and your Notes can be automatically called as early as the first Observation Date (after an initial one-year non-call period), the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were called at a later date. In addition, because the closing level of any Underlying at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had hypothetically invested directly in any Underlying. Even though you will not participate in any potential appreciation of any Underlying, you may be exposed to each Underlying’s downside market risk if the Notes are not automatically called.
t	Because the Notes Are Linked to the Least Performing Underlying, You Are Exposed to Greater Risks of the Notes Not Being Automatically Called and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that the Notes will not be automatically called and you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With three Underlyings, it is more likely that the closing level of an Underlying will be less than its Initial Value on the Observation Dates prior to the Final Valuation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that the Notes will not be automatically called and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between any two of the Underlyings, the greater the potential for one of those Underlyings to close below its Initial Value or Downside Threshold on an Observation Date prior to the Final Valuation Date or on the Final Valuation Date, respectively, and with three Underlyings, there is a greater potential that one pair of Underlyings will have low or negative correlation.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for the Notes not being automatically called and for a loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Call Return Rate is generally associated with lower correlation of the Underlyings and/or a greater number of Underlyings, which reflects a greater potential for the Notes not being automatically called and for a loss of principal at maturity.  The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes. Furthermore, because the closing level of each Underlying must be greater than or equal to (i) its Initial Value on an Observation Date prior to the Final Valuation Date or (ii) its Downside Threshold on the Final Valuation Date in order for the notes to be automatically called, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the Notes may negatively affect whether the Notes will be automatically called and your payment at maturity and will not be offset or mitigated by positive performance by any of the other Underlyings. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.
t	Your Payment at Maturity Will Be Determined By the Least Performing Underlying — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of any of the other Underlyings. Accordingly, if the Notes have not been automatically called and the Final Value of any Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Values of either or both of the other Underlyings is greater than or equal to its Initial Value.
t	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing levels of all of the Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been automatically called and, therefore, any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the closing level of the Least Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal is based on whether the Final Value of the Least Performing Underlying is below the Downside Threshold and applies only if you hold your Notes to maturity.
t	A Higher Call Return Rate and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the Notes will not be automatically called for the applicable Call Price and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.
t	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would receive the Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are called prior to the maturity date.
t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Notes.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the levels of the Underlyings;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;
t	the dividend rates on the equity securities included in the Underlyings;
t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the EURO STOXX 50® Index trade and the correlation among those rates and the levels of the EURO STOXX 50® Index; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that

Underlying. The sponsor of each Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the stock included in the Underlyings and received the dividends on the stock included in the Underlyings. This is because the calculation agent will determine whether the Notes will be called and, if not called, the amount payable to you at maturity of the Notes by reference to the closing level of each Underlying on the relevant Observation Date, without taking into consideration the value of dividends on the stock included in that Underlying.
t	No Assurances of a Flat or Bullish Environment — While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you will lose some or all of your investment at maturity if the Notes have not been called.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to any Underlying and could affect the level of an Underlying, and therefore the market value of the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.

Risks Relating to the Underlyings

t	An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
t	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the S&P 500® Index — JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the S&P 500® Index and the Notes.
t	Non-U.S. Securities Risk with Respect to the EURO STOXX 50® Index — The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.
t	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index — The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.

 Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to three hypothetical Underlyings and assume an Initial Value of 100.000 and a Downside Threshold of 90.000 (which is 90.00% of the Initial Value) for the Russell 2000® Index, an Initial Value of 100.00 and a Downside Threshold of 90.00 (which is 90.00% of the Initial Value) for the S&P 500® Index and an Initial Value of 100.00 and a Downside Threshold of 90.00 (which is 90.00% of the Initial Value) for the EURO STOXX 50® Index and a Call Return Rate of 5.00% per annum. The hypothetical Initial Value of 100.000, 100.00 or 100.00, as applicable, for each Underlying has been chosen for illustrative purposes only and does not represent the actual Initial Value for any Underlying. The actual Initial Value and the resulting Downside Threshold of each Underlying are based on the closing level of that Underlying on the Trade Date and are specified on the cover of this pricing supplement. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under “The Russell 2000® Index,” “The S&P 500® Index” and “The EURO STOXX 50® Index” in this pricing supplement. The actual Call Return Rate is specified on the cover of this pricing supplement. The hypothetical payments on the Notes set forth in the examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment on the Notes may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value and the Downside Threshold of each Underlying, the Call Return Rate and the Final Value of each Underlying on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index, as the “RTY Index,” the “SPX Index” and the “SX5E Index,” respectively.

Principal Amount:	$10.00
Term:	Approximately five years (unless earlier called)
Hypothetical Initial Value:	100.000 for the RTY Index, 100.00 for the SPX Index and 100.00 for the SX5E Index
Hypothetical Call Return Rate:	5.00% per annum
Observation Dates:	Quarterly (after an initial one-year non-call period)
Hypothetical Downside Threshold:	90.000 for the RTY Index, 90.00 for the SPX Index and 90.00 for the SX5E Index (which, with respect to each Underlying, is 90% of the hypothetical Initial Value of that Underlying)

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Level		Payment (per Note)
First Observation Date	RTY Index: 105.000 SPX Index: 110.00		Closing level of each Underlying at or above its Initial Value; Notes are called.
	SX5E Index: 115.00
	Call Price (per Note)	=	$10.50

Because the Notes are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.50 per $10.00 principal amount (5.00% return on the Notes). No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Level		Payment (per Note)
First Observation Date	RTY Index: 110.000 SPX Index: 85.00		Closing level of SPX Index below its Initial Value; Notes NOT called.
SX5E Index: 105.00
Second Observation Date	RTY Index: 105.000 SPX Index: 110.00		Closing level of each Underlying at or above Initial Value; Notes are called.
SX5E Index: 110.00
	Call Price (per Note)	=	$10.625

Because the Notes are automatically called on the second Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.625 per $10.00 principal amount (6.25% return on the Notes). No further amounts will be owed on the Notes.

Example 3 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Level		Payment (per Note)
First Observation Date	RTY Index: 80.000 SPX Index: 95.00		Closing level of each Underlying below its Initial Value; Notes NOT called.
SX5E Index: 90.00
Second Observation Date	RTY Index: 90.000 SPX Index: 100.00		Closing level of RTY Index below its Initial Value; Notes NOT called.
SX5E Index: 105.00
Third through Sixteenth Observation Dates	Various (below Initial Value)		Closing value of each Underlying below its Initial Value; Notes NOT called.
Final Observation Date	RTY Index: 95.000 SPX Index: 100.00		Closing level of each Underlying at or above its Downside Threshold, Notes are called.
SX5E Index: 90.00
	Call Price (per Note)	=	$12.50

Because the Notes are automatically called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $12.50 per $10.00 principal amount (25.00% return on the Notes). This reflects the maximum payment on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value Is Below the Downside Threshold

Date	Closing Level		Payment (per Note)
First Observation Date	RTY Index: 95.000 SPX Index: 85.000		Closing level of each Underlying below its Initial Value; Notes NOT called.
SX5E Index: 90.000
Second Observation Date	RTY Index: 85.000 SPX Index: 90.000		Closing level of each Underlying below its Initial Value; Notes NOT called.
SX5E Index: 80.000
Third through Sixteenth Observation Dates	Various (below Initial Value)		Closing value of each Underlying below its Initial Value; Notes NOT called.
Final Observation Date	RTY Index: 90.000 SPX Index: 95.00		Closing level of SX5E Index below its Downside Threshold, Notes NOT called.
SX5E Index: 30.00
	Payout at Maturity (per Note)	=	$10.00 × (1 + Underlying Return) $10.00 × (1 + -70%) $3.00

Because the Notes are not automatically called and, therefore, the Final Value of the Least Performing Underlying is below its Downside Threshold and the Least Performing Underlying Return is -70%, at maturity we will pay you a total of $3.00 per $10.00 principal amount (a 70% loss on the Notes).

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing levels of each Underlying. This information given below is for the four calendar quarters in each of 2014, 2015, 2016, 2017 and 2018 and the first, second and third calendar quarters of 2019. Partial data is provided for the fourth calendar quarter of 2019. We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical levels of any Underlying as an indication of future performance.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low closing levels of the Russell 2000® Index, based on daily closing levels of the Russell 2000® Index as reported by Bloomberg, without independent verification. The closing level of the Russell 2000® Index on December 3, 2019 was 1,602.630. We obtained the closing levels of the Russell 2000® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	3/31/2018	1,610.706	1,463.793	1,529.427
4/1/2018	6/30/2018	1,706.985	1,492.531	1,643.069
7/1/2018	9/30/2018	1,740.753	1,653.132	1,696.571
10/1/2018	12/31/2018	1,672.992	1,266.925	1,348.559
1/1/2019	3/31/2019	1,590.062	1,330.831	1,539.739
4/1/2019	6/30/2019	1,614.976	1,465.487	1,566.572
7/1/2019	9/30/2019	1,585.599	1,456.039	1,523.373
10/1/2019	12/3/2019*	1,634.104	1,472.598	1,602.630
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2019 includes data for the period from October 1, 2019 through December 3, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2019.

The graph below illustrates the daily performance of the Russell 2000® Index from January 2, 2009 through December 3, 2019, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of 1,121.841, equal to 70% of the closing level of the Russell 2000® Index on December 3, 2019.

Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information Regarding the S&P 500® Index

The following table sets forth the quarterly high and low closing levels of the S&P 500® Index, based on daily closing levels of the S&P 500® Index as reported by Bloomberg, without independent verification. The closing level of the S&P 500® Index on December 3, 2019 was 3,093.20. We obtained the closing levels of the S&P 500® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/30/2018	2,930.75	2,713.22	2,913.98
10/1/2018	12/31/2018	2,925.51	2,351.10	2,506.85
1/1/2019	3/31/2019	2,854.88	2,447.89	2,834.40
4/1/2019	6/30/2019	2,954.18	2,744.45	2,941.76
7/1/2019	9/30/2019	3,025.86	2,840.60	2,976.74
10/1/2019	12/3/2019*	3,153.63	2,887.61	3,093.20
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2019 includes data for the period from October 1, 2019 through December 3, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2019.

The graph below illustrates the daily performance of the S&P 500® Index from January 2, 2009 through December 3, 2019, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of 2,165.24, equal to 70% of the closing level of the S&P 500® Index on December 3, 2019.

Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the quarterly high and low closing levels of the EURO STOXX 50® Index, based on daily closing levels of the EURO STOXX 50® Index as reported by Bloomberg, without independent verification. The closing level of the EURO STOXX 50® Index on December 3, 2019 was 3,610.99. We obtained the closing levels of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	3/31/2018	3,672.29	3,278.72	3,361.50
4/1/2018	6/30/2018	3,592.18	3,340.35	3,395.60
7/1/2018	9/30/2018	3,527.18	3,293.36	3,399.20
10/1/2018	12/31/2018	3,414.16	2,937.36	3,001.42
1/1/2019	3/31/2019	3,409.00	2,954.66	3,351.71
4/1/2019	6/30/2019	3,514.62	3,280.43	3,473.69
7/1/2019	9/30/2019	3,571.39	3,282.78	3,569.45
10/1/2019	12/3/2019*	3,712.85	3,413.31	3,610.99
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2019 includes data for the period from October 1, 2019 through December 3, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2019.

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 2, 2009 through December 3, 2019, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of 2,527.69, equal to 70% of the closing level of the EURO STOXX 50® Index on December 3, 2019.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index from January 2, 2009 through December 3, 2019. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 2, 2009 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 2, 2009 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Initial Value on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Initial Value on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for the Notes not being automatically called and for a loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Call Return Rate is generally associated with lower correlation of the Underlyings and/or a greater number of Underlyings, which reflects a greater potential for the Notes not being automatically called and for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

 Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to twelve months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

 Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.